EXHIBIT 10.1


Date              November 12, 2002

To                Edward P. Smoot

cc                David Orr, Chairman of the Compensation Committee

Subject           Part-Time Employment Agreement



     As approved by the Compensation Committee of the Board of Directors, you will be a part-time employee of Anacomp, Inc. for fiscal year 2003. You have agreed to work ten (10) hours per pay period and be paid $1923.06 bi-weekly ($50,000.00 per year). You will work on special projects assigned by the President and Chief Executive Officer, including matters such as: acquisitions and divestures, banking and investor issues. In the event that you work in excess of ten (10) hours in a pay period, you will be paid at an hourly rate commensurate with your bi-weekly pay. You will not be eligible for vacation accrual, holiday pay or any other employee benefits. You will be subject to all policies contained in Anacomp's Employee Handbook.

     This letter agreement may only be modified by mutual written agreement between the Compensation Committee of the Board of Directors and yourself. This letter agreement shall be governed by the laws of the State of California, without regard to its conflict of laws.

     Please sign below to indicate your acceptance of the terms and conditions of this letter agreement. Best regards,


                                        /s/ Jeffrey R. Cramer
                                        ___________________________
                                        Jeffrey R. Cramer
                                        President and CEO

AGREED TO AND ACCEPTED:


/s/ Edward P. Smoot
_______________________                 ___________________________
Edward P. Smoot                         Date